UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 13, 2020

Right On Brands, Inc.
(Exact name of small business issuer as specified in its charter)

Nevada	45-1994478
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3235 Skyline Dr, Suite 127, Carrollton, TX 75006
(Address of principal executive offices)

(214) 736-7252
(Issuer’s telephone number)

_______________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 13, 2020, our Board of Directors appointed David Lewis to serve as a member of the Board of Directors

David Lewis, age 50, is our newly appointed Director. Mr. Lewis is a seasoned executive with over twenty-five years’ experience in the capital markets. Having started his career at the boutique investment banking firm Alex Brown, he developed an interest in the public markets and was responsible for the firm underwriting various initial public offerings and secondary offerings.  Since then, he has served on the board of numerous companies and has advised dozens of private and public companies on diverse corporate activities, including securing growth capital, capital restructuring, debt restructuring, reverse mergers, M&A, as well as building management and advisory boards, marketing, distribution and strategic direction. For the past five years through the present, he has been the Executive Director of Protext Pharma.

At this time, we do not have any written employment agreement or other formal compensation arrangement with Mr. Lewis.

Mr. Lewis is the President of Choice Wellness, Inc. As disclosed in our Current Reports on Form 8-K filed February 14, 2020 and April 10, 2020, we previously entered into a Letter of Intent to acquire Choice Wellness, Inc., but the parties ultimately determined not to proceed with the transaction. Mr. Lewis has not had any material direct or indirect interest in any of our other transactions or proposed transactions over the last two years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Right On Brands, Inc.

/s/ Jerry Grisaffi
Jerry Grisaffi
Chief Executive Officer
Date: April 17, 2020

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